EXHIBIT 10.6

AMENDMENT NO. 1 TO
INTEGRITY BANCSHARES, INC.
2003 STOCK OPTION PLAN

     This Amendment No. 1 to the Integrity Bancshares, Inc. 2003 Stock Option Plan is made effective as of the 18th day of August, 2004.

W I T N E S S E T H:

     WHEREAS, Integrity Bancshares, Inc. (the “Company”) has adopted a 2003 Stock Option Plan (the “Plan”) that originally authorized and reserved for issuance 300,000 shares of the Company’s common stock upon the exercise of options issued under the Plan;

     WHEREAS, by virtue of a 3-for-2 stock split that took effect on December 18, 2003, the number of shares authorized and reserved for issuance under the Plan was automatically increased, in accordance with Section 14 of the Plan, to 450,000;

     WHEREAS, the Board of Directors of the Company has authorized this Amendment No. 1 to the Plan to increase the number of shares authorized and reserved for issuance under the Plan from 450,000 to 550,000 and directed that the amendment be presented to the Company’s shareholders for ratification at the next annual shareholders’ meeting;

     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

(1)	Section 3 of the Plan is hereby deleted and replaced with a new Section 3 which reads as follows:

“3. SHARES SUBJECT TO THE PLAN

Subject to adjustments pursuant to the provisions of Section 14, there shall be authorized and reserved for issuance upon the exercise of Options to be granted under the Plan, Five Hundred Fifty Thousand (550,000) shares of Common Stock.”

     As herein amended, the Plan continues in full force and effect.